UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 8, 2008

AuraSource, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28585	68-0427395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7377 East Doubletree Ranch Road, Suite 288 Scottsdale, AZV	85258
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (480) 368-1829

MOBILE NATION, INC.
7377 East Doubletree Ranch Road, Suite 288
Scottsdale, AZ   85258
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities.

On September 6, 2008, AuraSource, Inc. (the “Company”) entered into an Exploration Licenses Transfer Agreement with Mongsource USA, LLC (“Mongsource USA”) its controlling shareholder, under which Mongsource USA agreed to transfer to the Company three exploration licenses in Mongolia for mineral resources (“Exploration Licenses”) for 30,000,000 shares of the Company’s common stock (“Shares”). Without taking into account the Shares, Mongsource USA owns 19,426,500 shares of the Company’s common stock, which constitutes 97% of the Company’s outstanding capital stock.  These shares were previously acquired by Mongsource USA in a transaction completed in July 2008, the terms of which were described in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008.

Under the terms of the license transfer agreement dated September 6, 2008, the Shares will be held in escrow by the Company until certain conditions are satisfied, including the issuance of direct exploration licenses to the Company, the satisfactory completion of the Company’s due diligence investigation, receipt of certain instruments and certificates from governmental authorities evidencing the Company’s ownership of licenses and exploration rights, and the Company’s receipt of a legal opinion in respect of certain matters.  If any of the conditions specified in the agreement is not satisfied or waived by the Company, the agreement will be terminated and the Shares will be released from escrow and returned to the Company. In addition, the Shares will be released from escrow and released to Mongsource USA only upon satisfaction of certain other conditions as specified in the agreement.  The agreement also provides for termination of the agreement in the case of breach by the parties or if the conditions specified in the agreement have not been satisfied or waived by December 31, 2008. The agreement contains customary representations and warranties, and reciprocal indemnification obligations

Upon Mongsource USA fulfilling the conditions set forth in the Exploration Licenses Transfer Agreement, Mongsource USA will own an aggregate of 49,426,500 shares of the Company’s Common Stock out of the total of 50,300,000 shares of Common Stock issued and outstanding at the Closing, or approximately 98% of the Company’s issued and outstanding shares.

The issuance of the Common Shares to Mongsource USA was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.  The Company made this determination based on the representations of Mongsource USA which included, in pertinent part, that Mongsource USA was “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that Mongsource USA was acquiring the Common Shares for investment purposes for its own accounts and not as nominee or agent, and not with a view to the resale or distribution thereof, and that Mongsource USA understood that the Common Shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company approved a compensation plan for the Board of Directors of the Company.  Under the plan, current members of the Company’s Board of Directors earn $500 for every meeting attended in person and $250 for every meeting attended telephonically. Additionally, they earn 20,000 stock options on the first business day of each fiscal year, at closing market price on the day of grant, vesting 25% at the end of each fiscal quarter. New members receive stock grant of 100,000 shares of the Company’s Common Stock on the date of appointment vesting upon the date of appointment.  A copy of the Board Compensation plan is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.  Philip Liu, Lawrence Kohler and Eric Stoppenhagen have each received a stock grant of 100,000 shares of the Company’s Common Stock in accordance with this plan.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Board of Directors Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Mobile Nation, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name: AuraSource, Inc..

Date: September 12, 2008	By:	/s/ Eric Stoppenhagen
Name Eric Stoppenhagen,
Title Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Board of Directors Compensation Plan.